Exhibit 4.5

LIMITED LIABILITY COMPANY AGREEMENT

OF

SANCHEZ PRODUCTION PARTNERS GP LLC

This Limited Liability Company Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) of Sanchez Production Partners GP LLC, a Delaware limited liability company (the “Company”), is made and entered into as of [—], 2014, by SP Holdings, LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

1. Formation. [                    ], as an “authorized person” within the meaning of the Delaware Limited Liability Company Act and any successor statue, as amended, supplemented or restated and in effect from time to time (the “Delaware LLC Act”), has executed, delivered and filed a Certificate of Formation of the Company with the Secretary of State of the State of Delaware on the date hereof (as amended, supplemented or restated from time to time, the “Organizational Certificate”). Upon the filing of the Organizational Certificate with the Secretary of State of the State of Delaware, [his/her] powers as an “authorized person” ceased, and the Member became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Delaware LLC Act. Upon the filing of the Organizational Certificate with the Secretary of State of the State of Delaware, and the entering into of this Agreement by the Member, the Member hereby forms a limited liability company under the Delaware LLC Act. The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in in any other jurisdiction in which the Company may wish to conduct business.

2. Foreign Qualification. Prior to the Company’s conducting business in any jurisdiction other than the State of Delaware, the Member shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Member, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. The Members shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct or cease to conduct business.

3. Name. The name of the Company is “Sanchez Production Partners GP LLC” and all Company business must be conducted in that name or such other names that comply with law as the Member may select.

4. Purpose and Powers. The purpose of the Company shall be to carry on any lawful business or activity permitted by the Delaware LLC Act. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purpose of the Company and for the protection and benefit of the Company.

5. Registered Office and Registered Agent. The registered office of the Company required by the Delaware LLC Act to be maintained in the State of Delaware shall be the office of the initial registered agent for service of process named in the Organizational Certificate or such other office (which need not be a place of business of the Company) as the Board may designate in the manner provided by Applicable Law. The registered agent for service of process of the Company in the State of Delaware shall be the initial registered agent for service of process named in the Organizational Certificate or such other Person or Persons as the Board may designate in the manner provided by Applicable Law.

6. Member. Simultaneously with its execution of this Agreement, the Member is hereby admitted as the sole member of the Company and agrees to be bound by the terms of this Agreement. The Member shall have the sole limited liability company interest (as defined in the Delaware LLC Act) in the Company (the “Interest”) and the respective other rights, powers, duties and obligations provided in the Delaware LLC Act, except, to the extent permitted by the Delaware LLC Act, as otherwise provided herein.

7. Capital Contribution. The Member has made a contribution to the capital of the Company in the amount set forth opposite the Member’s name on Exhibit A. The Member shall have the right, but not the obligation, to make additional capital contributions to the Company as the Member in its sole discretion may determine.

8. Allocations and Distributions. The net profits and net losses of the Company, and other items of income, gain, loss, deduction and credit, will be allocated 100% to the Member for capital account and federal income tax purposes, and the Company, as a separate entity, is to be disregarded for federal income tax purposes. Subject to Sections 18-607 and 18-804 of the Delaware LLC Act, the Company shall make such distributions to the Member as the Member determines.

9. Management by Member. The management and control of the Company shall be vested entirely in the Member. The Member shall have all the rights and powers that are conferred by law or are otherwise necessary, advisable or convenient to the discharge of the Member’s duties and to the management of the business and affairs of the Company. No person or entity dealing with the Company shall have any obligation to inquire into the power or authority of the Member acting for such purposes on behalf of the Company.

10. Transfer of Interest; Admission of Additional Members. The Member may assign its Interest in whole or in part at any time. Upon assignment of the Member’s entire Interest to a transferee, the transferee shall automatically be deemed admitted to the Company as a substituted member of the Company, the Member shall simultaneously be deemed to have resigned from the Company as a member of the Company, and the Company shall continue without dissolution (and all applicable references herein to the “Member” shall be read as references to the transferee as the substituted member of the Company); provided, in any event, that the transferee must agree in a document or instrument to be bound by the terms of this Agreement. One or more additional members of the Company may be admitted to the Company with the consent of the Member. Upon the admission to the Company of any additional member(s), the members of the Company shall cause this Agreement to be amended and restated to reflect the admission of such additional member(s) and the initial capital contribution, if any, of such additional member(s) and the intention of the members to cause the Company to be classified as a partnership or corporation for federal income tax purposes, and to include such other provisions as the members may agree to reflect the change of status of the Company from a single member limited liability company to a limited liability company with two or more members.

11. Resignation of Members; Events of Bankruptcy. Except as provided in the mandatory provisions of the Delaware LLC Act and pursuant to the second sentence of Section 9, no right is given to any member of the Company to resign from the Company. The Member shall not cease to be a member of the Company upon the happening of any of the events specified in Section 18-304 of the Delaware LLC Act.

12. Dissolution and Term of the Company. The Company shall dissolve upon any act or event causing the dissolution of the Company under the Delaware LLC Act, unless, if permitted by the Delaware LLC Act, the Company is continued in accordance with the Delaware LLC Act. Subject to an earlier dissolution as described in the preceding sentence, the Company shall have a perpetual existence.

13. Limitation of Liability and Indemnification of Member.

(a) Except as otherwise required by the Delaware LLC Act, the Member shall not be liable for the debts, obligations or liabilities of the Company, whether arising in contract, tort, or otherwise, solely by reason of being a member of the Company.

(b) The Member shall not be liable to the Company or to any other member of the Company or other person or entity who may become a party to or bound by this Agreement for any breach of this Agreement or of any duties (including fiduciary duties) arising under or in connection with this Agreement or the Company other than for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

(c) To the fullest extent permitted by applicable law, the Company shall (i) indemnify and hold harmless any person or entity and such person’s or entity’s executors, administrators, heirs, legal representatives, successors and assigns (each, a “Covered Person”) who was or is a party or was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or entity is or was a member, manager, officer, authorized person, employee or agent of the Company or is or was serving at the request of the Company as a member, manager, director, officer, authorized person, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, domestic or foreign, against all expenses, attorneys’ fees, court costs, judgments, fines, amounts paid in settlement and other losses incurred or suffered by such Covered Person in connection with such action, suit or proceeding and (ii) advance expenses incurred by such Covered Person in defending or otherwise participating in such action, suit or proceeding in advance of its final disposition to the fullest extent permitted by applicable law.

14. Amendment. This Agreement may be amended only by a written instrument executed by the Member.

15. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.

16. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

[signature page follows]

IN WITNESS WHEREOF, the Member has executed this Agreement as of the date first set forth above.

MEMBER:

SP HOLDINGS, LLC

By:
Name:
Title:

EXHIBIT A

Member	Capital Contribution
SP Holdings, LLC 1111 Bagby Street Suite 1800 Houston, Texas 77002	$[ ]

A-1